Exhibit 99.3

Summary of Selected Financial Data

                                           (Amounts in thousands of dollars, except per share data)

	FISCAL YEAR ENDING JUNE 30,
Statements of Operations Data:	2005 (unaudited)	2004	2003
Net sales	$249,952	$268,829	$289,152
Cost of sales	211,794	213,989	214,977

Gross profit	38,158	54,840	74,175
Selling, marketing and administrative expenses	47,955	46,138	45,834
Restructuring charge	541	-	2,049

Casualty gain	-	490	-
Operating income	(10,338)	9,192	26,292
Interest expense, net	(35,954)	(33,947)	(24,286)
Other financing costs	-	(2,678)	(445)

Income (loss) before income tax provision (benefit) and cumulative effect of accounting change	(46,292)	(27,433)	1,561
Income tax provision (benefit)	-	-	-

Income (loss) before cumulative effect of accounting change	(46,292)	(27,433)	1,561

Net income (loss)	(46,292)[1]	(27,433)	1,561

Cash flows provided by (used for) operating activities	(2,631)	1,029	14,740
Cash flows provided by (used for) investing activities	(1,224)	(2,459)	1,707
Cash flows provided by (used for) financing activities	46	(1,297)	(24,247)
Depreciation and amortization	11,850	12,754	13,621
Capital expenditures	1,224	2,459	5,081

Balance Sheet Data:
Total assets	160,247 [1]	194,362	207,388
Current portion of short-term debt	225,046	-	4,039
Long-term debt, less current portion	-	220,279	209,405
Payable to RadioShack	70,067	70,067	72,067
Mandatorily redeemable preferred stock	31,437	26,258	21,933
Stockholders' equity (deficit)	(209,218)[1]	(164,552)	(138,360)

         1The Debtors expect to book a facility impairment charge of up to $11 million for FY 2005, which they are currently reviewing with their auditors, and would result in a corresponding decrease in Total assets and an increase in Stockholders' (deficit).